Exhibit 4.22

[FORM OF]

TRUST PREFERRED SECURITIES

SUBORDINATED GUARANTEE AGREEMENT

CREDIT SUISSE GROUP

AS THE GUARANTOR

DATED AS OF [             ]

i

		Page

Section 4.08.	Rights Not Separately Transferable	17

ARTICLE V

LIMITATIONS OF TRANSACTIONS; RANKING

Section 5.01.	Limitation of Transactions	17

Section 5.02.	Ranking	18

ARTICLE VI

TERMINATION

Section 6.01.	Termination	19

ARTICLE VII

INDEMNIFICATION

Section 7.01.	Exculpation	19

Section 7.02.	Indemnification	19

ARTICLE VIII

MISCELLANEOUS

Section 8.01.	Successors and Assigns	20

Section 8.02.	Amendments	20

Section 8.03.	Judgment Currency Indemnity	21

Section 8.04.	Assignment of the Guarantor	22

Section 8.05.	Notices	22

Section 8.06.	Governing Law	23

Section 8.07.	Submission to Jurisdiction	23

EXHIBIT A	Form of Guarantor’s Certificate

ii

CROSS-REFERENCE TABLE (1)

Section of Trust Indenture Act of 1939, as amended	Section of Guarantee

310(a)	3.01(a)

310(b)	2.09, 3.01(c)

310(c)	Inapplicable

311(a)	2.02(b)

311(b)	2.02(b)

311(c)	Inapplicable

312(a)	2.02(a)

312(b)	2.02(b)

313	2.03

314(a)	2.04

314(b)	Inapplicable

314(c)	2.05

314(d)	Inapplicable

314(e)	2.05

314(f)	Inapplicable

315(a)	2.10(c), 2.10(d)

315(b)	2.07

315(c)	2.10(c)

315(d)	2.10(d)

316(a)	2.08

(1) This Cross-Reference Table does not constitute part of the Guarantee and shall not affect the interpretation of any of its terms or provisions.

This TRUST PREFERRED SECURITIES SUBORDINATED GUARANTEE AGREEMENT (this “Guarantee”), dated as of [       ], is executed and delivered by CREDIT SUISSE GROUP, a company organized under the laws of Switzerland, with its principal executive office in Zurich, Switzerland (together with its successors, the “Guarantor”), and JPMORGAN CHASE BANK, N.A., in its capacity as Guarantee Trustee (as defined herein), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of Credit Suisse Group Capital (Delaware) Trust [       ], a Delaware statutory trust (together with its successors, the “Trust”).

WITNESSETH

WHEREAS, pursuant to the Amended and Restated Trust Agreement dated as of the date hereof among [Credit Suisse Group Capital (Delaware) LLC [       ]][Credit Suisse Group Capital (Guernsey) [       ] Limited], as grantor, Chase Bank USA, National Association, as trustee, and the Holders from time to time of undivided beneficial interests in the assets of the Trust (as amended from time to time, the “Trust Agreement”), the Trust is issuing on the date hereof its [                  ](2), having an aggregate liquidation amount of $[                  ], representing preferred undivided beneficial interests in the assets of the Trust having the terms set forth in the Trust Agreement (the “Trust Preferred Securities”);

WHEREAS, the Trust Preferred Securities will be issued by the Trust and the proceeds thereof, together with the proceeds from the issuance of the Trust Common Securities (as defined herein), may be used to purchase the Subordinated Notes (as defined herein) of the Guarantor or one of its branches or Affiliates or other Eligible Investments (as defined herein) and deposited with Chase Bank USA, National Association, as trustee under the Trust Agreement, as assets of the Trust; and

WHEREAS, in order to induce the Holders from time to time to purchase the Trust Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders from time to time of the Trust Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the purchase by the Holders from time to time of Trust Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee for the benefit of the Holders from time to time of the Trust Preferred Securities.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01.                             Definitions and Interpretation. In this Guarantee, unless the context otherwise requires:

(2)                                Insert title of trust preferred securities.

(a)                capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement;

(b)               a term defined anywhere in this Guarantee has the same meaning throughout;

(c)                all references to “the Guarantee” or “this Guarantee” are to this Guarantee as modified, supplemented or amended from time to time;

(d)               all references in this Guarantee to Articles and Sections are to Articles and Sections of this Guarantee, unless otherwise specified; and

(e)                a reference to the singular includes the plural and vice versa.

“Additional Amounts” means an amount paid as further Distributions to the extent set forth in the Trust Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such specified Person.

“Assets” means the total assets of the Guarantor, on a consolidated basis, as shown in the latest published audited balance sheet of the Guarantor, all valued in such a manner as the Guarantor or any liquidator (as the case may be) may determine and calculated in accordance with U.S. GAAP or any other accounting principles that the Guarantor may use to prepare its financial statements in the future.

“Authorized Officer” of a Person means any Person that is authorized to bind such Person.

“Base Liquidation Amount” means, with respect to each $[1,000] liquidation amount of Trust Preferred Securities at any date, an amount equal to the liquidating distributions in respect of the Trust Preferred Securities determined as set forth in the Trust Agreement.

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the City of New York [or [insert other jurisdictions]].

“Corporate Trust Office” means the office of the Guarantee Trustee at which, at any particular time, its corporate trust business shall be principally administered, which office at the date hereof is located at JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Worldwide Securities Services.

“Covered Person” means any Holder or beneficial owner of Trust Preferred Securities.

“Credit Suisse Group Senior Liabilities” has the meaning assigned to it in Section 5.02(a).

“Distribution” means distributions on the Trust Preferred Securities in the amounts and in the manner set forth in the Trust Agreement.

“Distribution Date” has the meaning assigned to it in the Trust Agreement.

“Distribution Period” means each period beginning on the date of original issuance of the Trust Preferred Securities or on a Distribution Date and ending on the day that precedes the next succeeding Distribution Date.

“Eligible Investments” means, pursuant to the investment policies from time to time of the Guarantor, the assets or investments which the Trust may hold and consist of (i) the Subordinated Notes; (ii) other securities issued by the Guarantor acting through a branch, agency, other office or Affiliate; or (iii) securities of any entity unaffiliated with the Guarantor.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee.

“Guarantee” has the meaning set forth in the preamble to this Guarantee.

“Guarantee Additional Amounts” has the meaning set forth in Section 4.07.

“Guarantee Payments” has the meaning assigned to it in Section 4.01.

“Guarantee Trustee” means JPMorgan Chase Bank, N.A., a national banking association, and its successors, in its capacity as trustee under this Guarantee, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee by executing a counterpart hereof and becoming a party hereto, and thereafter means each such Successor Guarantee Trustee.

“Guarantor” has the meaning assigned to it in the preamble to this Guarantee.

“Guarantor Certificate” has the meaning assigned to it in Section 4.02.

“Holder” means any holder, as registered on the books and records of the Trust, of any Trust Preferred Security; provided, however, that, in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any Affiliate of the Guarantor.

“Indemnified Person” means the Guarantee Trustee, any Affiliate of the Guarantee Trustee, or any officer, director, shareholder, member, partner, employee, representative, nominee, custodian or agent of the Guarantee Trustee.

“Initial Subordinated Notes” means the [     ]% subordinated notes due [     ] of the Guarantor or one of its branches or subsidiaries.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time, or any successor legislation.

“Investment Company Event” means the receipt by the Guarantor of an opinion of a nationally recognized law firm in the United States experienced in such matters to the effect that there is more than an insubstantial risk that the Trust is an “investment company” within the meaning of the Investment Company Act.

“Liabilities” means the total liabilities of the Guarantor, on a consolidated basis, excluding shareholders’ equity, as shown in the latest published audited balance sheet of the Guarantor, all valued in such a manner as the Guarantor or any liquidator (as the case may be) may determine and calculated in accordance with U.S. GAAP or any other accounting principles that the Guarantor may use to prepare its financial statements in the future.

“Liquidation Distribution” means, with respect to each $[1,000] liquidation amount of Trust Preferred Securities, an amount equal to the lesser of (i) the Base Liquidation Amount and (ii) an amount calculated as (A) the amount of remaining assets of the Guarantor determined to be available for distribution in respect of this Guarantee, the Parity Preferred Shares and the Parity Guarantees in any insolvency of the Guarantor, without giving effect to any distributions hereunder or under the terms of any Parity Guarantees, multiplied by (B) a fraction, (x) the numerator of which is the Base Liquidation Amount as of the date the liquidation of the Guarantor commenced (whether as a result of a Bankruptcy Event or otherwise), and (y) the denominator of which is the aggregate principal or face amount of all claims, without duplication, under the Trust Preferred Securities (determined as if the Trust Preferred Securities were Parity Preferred Shares), the Parity Preferred Shares and the Parity Guarantees determined to be payable out of such remaining assets of the Guarantor.

“Majority (or other stated percentage) in liquidation amount of the Trust Preferred Securities” means, except as provided by the Trust Indenture Act, a vote by the Holder(s) of more than 50% (or other stated percentage) of the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all Trust Preferred Securities, voting as a class.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers of such Person.

 “Parity Guarantee” means any guarantee issued by the Guarantor from time to time of any equity preferred or preference shares issued by any subsidiary of the Guarantor from time to time, if such guarantee ranks pari passu with the Guarantor’s obligations under this Guarantee.

“Parity Preferred Shares” means the most senior ranking equity preferred or preference shares (if any) outstanding and issued by the Guarantor from time to time.

“Parity Securities” means, collectively, the Parity Guarantees, the Parity Preferred Shares and the Parity Subsidiary Securities.

“Parity Subsidiary Securities” means any parity securities issued by a subsidiary of the Guarantor from time to time that are guaranteed by the Guarantor under a Parity Guarantee.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Potential Securityholder” has the meaning assigned to it in Section 5.01(d).

“Qualified Subsidiary” means a subsidiary of the Guarantor which satisfies the conditions to be considered a “company controlled by the parent company” under Rule 3a-5 of the Investment Company Act, or any successor provision.

“Redemption Date” has the meaning assigned to it in the Trust Agreement.

“Registrar” means any bank or trust company appointed to register Trust Preferred Securities and transfers thereof as herein provided, and shall initially be JPMorgan Chase Bank, N.A.

“Relevant Jurisdiction” means Switzerland.

“Relevant Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by or on behalf of any Relevant Jurisdiction or any authority therein or thereof having the power to tax.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the Corporate Trust Office of the Guarantee Trustee with direct responsibility for the administration of the Guarantee, including any vice president, any assistant vice president, any trust officer, any secretary, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Shares” means the shares of the Guarantor and any other shares of the Guarantor’s capital stock ranking junior to the Parity Preferred Shares, if any, in each case issued by the Guarantor from time to time.

“Solvent” means (i) the Guarantor is able to pay its debts as they fall due and (ii) the Guarantor’s Assets exceed its Liabilities (other than its liabilities to persons who are not senior creditors).

“Subordinated Notes” means the Initial Subordinated Notes and any successor subordinated notes that may constitute the assets of the Trust.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 3.01.

“Tax Event” has the meaning assigned to it in the Trust Agreement.

“Trust” has the meaning assigned to it in the preamble to this Guarantee.

“Trust Agreement” has the meaning assigned to it in the first recital to this Guarantee.

“Trust Common Securities” means the securities representing common undivided beneficial interests in the assets of the Trust.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended from time to time, or any successor legislation.

 “Trust Preferred Securities” has the meaning assigned to it in the first recital to this Guarantee.

“Trust Special Redemption Event” means (i) a Tax Event or (ii) an Investment Company Event.

“U.S. GAAP” means generally accepted accounting principles in the United States.

ARTICLE II
TRUST INDENTURE ACT

Section 2.01.                             Trust Indenture Act; Application.

(a)                This Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee and shall, to the extent applicable, be governed by such provisions. A term defined in the Trust Indenture Act has the same meaning when used in this Guarantee, unless otherwise defined in this Guarantee or unless the context otherwise requires.

(b)               If and to the extent that any provision of this Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

Section 2.02.                             Lists of Holders of Securities.

(a)                The Guarantee Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Trust Preferred Securities. If the Guarantee Trustee is not the Registrar, the Guarantor shall furnish to the Guarantee Trustee [at stated intervals of not more than six months], and at such other times as the Guarantee Trustee may request in writing, a list, in such form and as of such date as the Guarantee Trustee may reasonably require, containing all the information in the possession or control of the Registrar, the Guarantor or any of its paying agents other than the Guarantee Trustee as to the names and addresses of Holders of Trust Preferred Securities.

(b)               The Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and 312(b) of the Trust Indenture Act.

Section 2.03.                             Reports by the Guarantee Trustee. Within 60 days after [May 1] of each year, the Guarantee Trustee shall provide to the Holders of the Trust Preferred Securities such reports as are required by Section 313(a) of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the other requirements of Section 313 of the Trust Indenture Act.

Section 2.04.                             Periodic Reports to Guarantee Trustee. The Guarantor shall provide to the Guarantee Trustee such documents, reports and information as required by Section 314 of the Trust Indenture Act (if any) and shall provide, within [     ] days after the end of each of its fiscal years, the compliance certificate required by Section 314 of the Trust Indenture Act in the form and in the manner required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 2.05.                             Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with the conditions precedent, if any, provided for in this Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate and shall include:

(a)                a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definition relating thereto;

(b)               a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(c)                a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)               a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

Section 2.06.                             Events of Default; Waiver. The Holders of a Majority in liquidation amount of the Trust Preferred Securities may, by vote, on behalf of the Holders of all of the Trust Preferred Securities, waive any past Event of Default and its consequences except an Event of Default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of each Holder of Trust Preferred Securities. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 2.07.                             Event of Default; Notice.

(a)                The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Trust Preferred

Securities, notices of all Events of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice; provided, that, the Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Trust Preferred Securities.

(b)               The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer of the Guarantee Trustee shall have received written notice, or a Responsible Officer of the Guarantee Trustee charged with the administration of this Guarantee shall have obtained actual knowledge, of such Event of Default.

Section 2.08.                             Rights of Holders.

(a)                The Holders of a Majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee; provided, that, (1) such direction shall not be in conflict with any rule of law or with this Guarantee, (2) the Guarantee Trustee may take any other action deemed proper by the Guarantee Trustee which is not inconsistent with such direction, and (3) subject to the provisions of Section 2.10, the Guarantee Trustee shall have the right to decline to follow any such direction if the Guarantee Trustee in good faith shall, by a Responsible Officer or Officers of the Guarantee Trustee, determine that the proceeding so directed would involve the Guarantee Trustee in personal liability.

(b)               If the Guarantee Trustee fails to enforce its rights under this Guarantee after a Holder of Trust Preferred Securities has made a written request, such Holder of Trust Preferred Securities may institute a legal proceeding directly against the Guarantor to enforce the Guarantee Trustee’s rights under Article IV, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Guarantor has failed to make a Guarantee Payment, a Holder of Trust Preferred Securities may directly institute a proceeding in such Holder’s own name against the Guarantor for enforcement of Article IV for such payment.

Section 2.09.                             Conflicting Interests. The [Company Preferred Securities Subordinated Guarantee Agreement] shall be deemed to be specifically described in this Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

Section 2.10.                             Powers, Duties and Rights of Guarantee Trustee.

(a)                This Guarantee shall be held by the Guarantee Trustee for the benefit of the Holders of the Trust Preferred Securities, and the Guarantee Trustee shall not transfer this Guarantee to any Person except a Holder of Trust Preferred Securities exercising his or her rights pursuant to Section 2.08(b) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b)               If an Event of Default actually known to a Responsible Officer of the Guarantee Trustee has occurred and is continuing, the Guarantee Trustee shall be entitled to enforce this Guarantee for the benefit of the Holders of the Trust Preferred Securities.

(c)                The Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee, and no implied covenants shall be read into this Guarantee against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.06 and is actually known to a Responsible Officer of the Guarantee Trustee), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d)               No provision of this Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                                     prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A)                              the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee, and no implied covenants or obligations shall be read into this Guarantee against the Guarantee Trustee; and

(B)                                in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee; provided that in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(ii)                                  the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii)                               the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in liquidation amount of the Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee; and

(iv)                              no provision of this Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability, or indemnity, satisfactory to the Guarantee Trustee, against such expense, risk or liability, is not assured to it under the terms of this Guarantee.

Section 2.11.                             Certain Rights of Guarantee Trustee.

(a)                Subject to the provisions of Section 2.10:

(i)                                     the Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

(ii)                                  any direction or act of the Guarantor contemplated by this Guarantee shall be sufficiently evidenced by an Officers’ Certificate;

(iii)                               whenever, in the administration of this Guarantee, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;

(iv)                              the Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof) except as required in the administration of this Guarantee;

(v)                                 the Guarantee Trustee may, at the expense of the Guarantor, consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or the Guarantee Trustee or any of their Affiliates and may include any of their employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee from any court of competent jurisdiction;

(vi)                              the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity, satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided, that nothing contained in this Section 2.11(a)(vi) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee;

(vii)                           the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit but shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;

(viii)                        the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(ix)                                any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders of the Trust Preferred Securities, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee, both of which shall be conclusively evidenced by the Guarantee Trustee or its agent taking such action;

(x)                                   whenever in the administration of this Guarantee the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (i) may request written instructions from the Holders of a Majority in liquidation amount of the Trust Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received and (iii) shall be protected in conclusively relying on or acting in accordance with such written instructions; and

(xi)                                the Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Guarantee. No provision of this Guarantee shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.

Section 2.12.                             Not Responsible for Recitals or Issuance of Guarantee. The recitals contained in this Guarantee shall be taken as the statements of the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee.

ARTICLE III
GUARANTEE TRUSTEE

Section 3.01.                             Guarantee Trustee; Eligibility.

(a)                There shall at all times be a Guarantee Trustee which shall:

(i)                                     not be an Affiliate of the Guarantor; and

(ii)                                  be a corporation organized and doing business under the laws of the United States of America or any state or territory thereof or of the District of Columbia, and be permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by federal, state, territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 3.01(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b)               If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 3.01(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 3.02(c).

(c)                If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act, subject to the penultimate paragraph thereof.

Section 3.02.                             Appointment, Removal and Resignation of Guarantee Trustee.

(a)                Subject to Section 3.02(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor except during an Event of Default.

(b)               The Guarantee Trustee shall not be removed in accordance with Section 3.02(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c)                The Guarantee Trustee shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d)               If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 3.02 within 60 days after delivery of an instrument of removal or resignation, the Guarantee Trustee resigning or being removed may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

(e)                No Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Guarantee Trustee.

(f)                  Upon termination of this Guarantee or removal or resignation of the Guarantee Trustee pursuant to this Section 3.02, and before the appointment of any Successor Guarantee Trustee, the Guarantor shall pay to the Guarantee Trustee all amounts to which it is entitled to the date of such termination, removal or resignation.

ARTICLE IV
GUARANTEE

Section 4.01.                             Guarantee.

(a)                The Guarantor irrevocably and unconditionally, on a subordinated basis as provided in Section 5.02, agrees with the Guarantee Trustee and the Holders from time to time of the Trust Preferred Securities, subject to the limitations set forth in this Guarantee, to pay in full to such Holders, whether such rights under this Guarantee are asserted by the Guarantee Trustee or directly by any such Holder (without duplication of amounts theretofore paid to the Holders by the Trust), regardless of any defense, right of set-off or counterclaim that the Trust may have or assert:

(i)                                     on each Distribution Date, Distributions due and payable on the Trust Preferred Securities in the amounts and in the manner set forth in the Trust Agreement;

(ii)                                  on each Redemption Date, the redemption price for each Trust Preferred Security called for redemption by the Trust;

(iii)                               upon any voluntary or involuntary dissolution, liquidation or winding up of the Trust, the Liquidation Distribution payable; and

(iv)                              any Additional Amounts payable by the Trust with respect to the payment set forth in clauses (i) through (iii), above, under the Trust Agreement (collectively, the “Guarantee Payments”);

provided that, if a Bankruptcy Event has occurred as to the Guarantor, the Guarantee Payments payable under clause (i), (ii) and (iii) above of this Section 4.01(a) shall be an amount equal to the lesser of (A) the aggregate amount of Guarantee Payments pursuant to such clause of this Section 4.01(a) without giving effect to this proviso and (B) an amount calculated as (1) the remaining assets of the Guarantor in the related bankruptcy or insolvency proceeding after satisfaction of all claims which, as a matter of law, are prior to those of holders of this Guarantee or any Parity Guarantee multiplied by (2) a fraction, (x) the numerator of which is the aggregate amount of Guarantee Payments pursuant to such clause of this Section 4.01(a) without giving effect to this proviso and (y) the denominator of which is the aggregate principal or face amount of all claims under this Guarantee and the Parity Guarantees. All Guarantee Payments shall include interest accrued on such Guarantee Payments, at a rate per annum equal to the distribution rate applicable to the Trust Preferred Securities, since the date of the claim asserted under this Guarantee relating to such Guarantee Payments.

A “Bankruptcy Event” shall be deemed to occur if at any time the Guarantor’s unconsolidated unsubordinated liabilities exceed its unconsolidated total assets (valued at the higher of their going-concern and their liquidation value), as calculated based on the most recent unconsolidated interim balance sheet of the Guarantor, and the unsubordinated creditors of the Guarantor do not agree to subordinate their claims to the extent that such liabilities exceed such assets. In the case of the occurrence of the event described above, the Board of Directors of the Guarantor, pursuant to Article 725 paragraph 2 of the Swiss Code of Obligations, must then notify the competent court of such excess and upon such notification, such court must declare the bankruptcy of the Guarantor in accordance with Article 725a paragraph 1 of the Swiss Code of Obligations.

(b)               The Guarantor’s obligation to make any of the payments listed in (i) and (ii) of subSection (a) above may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

Section 4.02.                             Delivery of Guarantor Certificate. As of each (x) Distribution Date with respect to which the Trust has not paid the full amount of Distributions at the distribution rate payable as contemplated by clause (i) of Section 4.01(a) or (y) Redemption Date with respect to which the Trust has not paid the redemption price in full, the Guarantor shall deliver an Officers’ Certificate to the Guarantee Trustee within five Business Days after such Distribution Date or Redemption Date, as applicable, substantially in the form attached as Exhibit A (the “Guarantor Certificate”).

Section 4.03.                             Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 4.04.                             Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)                the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Trust;

(b)               the extension of time for the payment by the Trust of all or any portion of the Distributions, redemption price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities; provided that nothing in this Guarantee shall affect or impair any valid extension;

(c)                any failure, omission, delay or lack of diligence on the part of the Holders of the Trust Preferred Securities to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Trust Preferred Securities or any action on the part of the Trust granting indulgence or extension of any kind;

(d)               the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

(e)                any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

(f)                  the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g)               any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 4.04 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 4.05.                             Action Against Guarantor. The Guarantor waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Guarantor.

Section 4.06.                             Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Trust Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 4.04. It is further understood that all rights of a Holder of a Trust Preferred Security against the Guarantor under this Guarantee, and all corresponding obligations of the Guarantor to such Holder, are separate and independent of the rights and corresponding obligations between the Guarantor and the other Holders of the Trust Preferred Securities. This Guarantee is a guarantee of payment and not of collection.

[If Guarantee Additional Amounts will be payable insert:

Section 4.07.                             Taxes. All payments in respect of the Guarantee Payments (including interest accrued thereon, if any) by the Guarantor shall be made without withholding or deduction for or on account of any Relevant Tax, unless the withholding or deduction of such Relevant Tax is required by law. In that event, the Guarantor shall pay, as further Guarantee Payments, such additional amounts as may be necessary in order that the net amounts received by a Holder (or a third party on its behalf) after such withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the Relevant Jurisdiction will equal the amount which would have been received in respect of the Guarantee Payments (including interest accrued thereon, if any) in the absence of such withholding or deduction (“Guarantee Additional Amounts”), except that no such Guarantee Additional Amounts shall be payable to a Holder (or a third party on its behalf) with respect to any Guarantee Payments (including interest accrued thereon, if any),

(i) to the extent that such Relevant Tax is imposed or levied by virtue of such Holder (or the beneficial owner of Trust Preferred Securities to which such Guarantee Payments relate) having some connection with the Relevant Jurisdiction, other than being a Holder of Trust Preferred Securities (or beneficial owner of Trust Preferred Securities);

(ii) to the extent that such Relevant Tax is imposed or levied by virtue of such Holder (or beneficial owner) not having made a declaration of non-residence in, or other lack of connection with, the Relevant Jurisdiction or any similar claim for exemption, if the Guarantor or its agent has provided the Holder (or beneficial owner) of such Trust Preferred Securities or its nominee with at least 60 days’ prior written notice of any opportunity to make such a declaration or claim;

(iii) more than 30 days after the date on which the related payments on the Trust Preferred Securities become due, except to the extent that the Holders (or beneficial owners) of the Trust Preferred Securities would have been entitled to such Guarantee Additional Amounts on the thirtieth such day;

(iv) to the extent the withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income (the “EU Savings Tax Directive”) or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such EU Savings Tax Directive, or is required to be made pursuant to the Agreement between the European Community and the Confederation of Switzerland dated as of October 26, 2004 providing for measures equivalent to those laid down in the EU Savings Tax Directive or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreement; or

(v) to a Holder (or beneficial owner) who would have been able to avoid such withholding or deduction of any Relevant Tax by receiving such payment through another paying agent in a member state of the European Union.

At least 10 days prior to the first Distribution Date and at least 10 days prior to each subsequent Distribution Date if there has been a change with respect to the matters set forth in the below-mentioned Officers’ Certificate, the Guarantor shall furnish to the Guarantee Trustee an Officers’ Certificate instructing the Guarantee Trustee as to whether any Guarantee Payment shall be made to Holders without withholding or deduction for or on account of any Relevant Tax. If any such withholding or deduction shall be required, then such Officers’ Certificate shall specify by country the amount, if any, required to be withheld or deducted on such payments to such Holders and shall certify the fact that Guarantee Additional Amounts will be payable if a Guarantee Payment is due and the amounts so payable to each Holder, and the Guarantor shall pay to the Guarantee Trustee, in case a Guarantee Payment is due, the Guarantee Additional Amounts required to be paid by this Section. The Guarantor covenants to indemnify the Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense reasonably incurred without negligence or bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance on any Officers’ Certificate furnished pursuant to this Section.]

[If Guarantee Additional Amounts are required to be paid, insert provision permitting Guarantor to cause the Trust Preferred Securities to be redeemed.]

Section 4.08.                             Rights Not Separately Transferable. This Guarantee is a guarantee for the benefit of each Holder from time to time of Trust Preferred Securities with respect to each Trust Preferred Security held by such Holder. Upon transfer of any Trust Preferred Securities to a third party, a Holder thereof shall no longer have any rights hereunder with respect to such Trust Preferred Securities. The rights under this Guarantee with respect to a Trust Preferred Security are not separately transferable from such Trust Preferred Security.

ARTICLE V
LIMITATIONS OF TRANSACTIONS; RANKING

Section 5.01.                             Limitation of Transactions.

(a)                The Guarantor, for so long as any Trust Preferred Securities remain outstanding, shall not issue any preferred or preference shares ranking senior on liquidation to its obligations under this Guarantee or give any guarantee in respect of any preferred securities or preferred or preference shares issued by any of its subsidiaries if such guarantee would rank senior to this Guarantee, unless this Guarantee is amended to give the Holders of the Trust Preferred Securities such rights and entitlements as are contained in or attached to such other guarantee so that this Guarantee ranks pari passu with such guarantee and pari passu on liquidation with any declared dividend or declared liquidation payments of such preferred or preference shares.

(b)               The Guarantor shall pay all amounts required to be paid pursuant to this Guarantee in respect of any Distributions on the Trust Preferred Securities payable in respect of the most recent Distribution Period prior to any dividend or other payment (except dividends in the form of Shares) upon the Shares.

(c)                The Guarantor, for so long as any Trust Preferred Securities remain outstanding, shall not (i) issue any liquidation preference participation rights (not being capital stock) ranking senior to or pari passu with the right to liquidation payments under any Parity Preferred Shares, (ii) create, incur or permit to exist any debt junior to its obligations under this Guarantee or (iii) create, incur or permit to exist any debt that ranks pari passu with this Guarantee, in each case unless such liquidation preference participation rights or debt contains a provision substantially similar to the proviso contained in Section 4.01(a).

(d)               The Guarantor, for so long as any Trust Preferred Securities remain outstanding, shall maintain, or shall cause any one or more Qualified Subsidiaries (each, a “Potential Securityholder”) to maintain, 100% ownership of the Trust Common Securities. The Guarantor may transfer or permit the transfer of the Trust Common Securities from one Potential Securityholder to another Potential Securityholder; provided that prior to such transfer it has received an opinion of a nationally recognized U.S. law firm experienced in such matters to the effect that such transfer will not cause the Trust to be required to register under the Investment Company Act.

(e)                The Guarantor, for so long as any Trust Preferred Securities remain outstanding, (i) shall cause the Trust to remain a statutory trust and not to voluntarily dissolve, wind up, liquidate or be terminated, except as permitted by the Trust Agreement and (ii) shall use its commercially reasonable efforts to ensure that the Trust will not be classified as other than a grantor trust for U.S. federal income tax purposes.

(f)                  The Guarantor, for so long as any of the Trust Preferred Securities are outstanding, shall, to the fullest extent permitted by law, not permit, or take any action to cause, the dissolution, liquidation, termination or winding up of the Trust, unless a Trust Special Redemption Event occurs or the Guarantor is itself in liquidation.

Section 5.02.                             Ranking.

(a)                The Guarantee will constitute a general and unsecured obligation of the Guarantor and, in liquidation of the Guarantor, will rank, both as to payment and in liquidation:

(i)                                     subordinate and junior to all liabilities of the Guarantor (including those in respect of bonds, notes and debentures and guarantees in respect thereof) that do not expressly rank pari passu with the obligations of the Guarantor under this Agreement; and

(ii)                                  senior to the Shares and any other securities of the Guarantor expressed to rank junior to the Parity Securities. The foregoing liabilities that rank senior to the Guarantee are collectively called “Credit Suisse Group Senior Liabilities.”  The Guarantee ranks junior to the obligations of the Guarantor under the Subordinated Indenture dated [       ] among [       ](3), as the company, Credit Suisse Group, as the guarantor, and JPMorgan Chase Bank, N.A., as the trustee, and the Subordinated Indenture dated [          ] between Credit Suisse Group, as the company, and JPMorgan Chase Bank, N.A., as the trustee.

(b)               Payments under this Guarantee (other than payments upon a winding-up or dissolution, by bankruptcy or otherwise, in Switzerland of the Guarantor) are conditional upon the Guarantor’s not being in default in the payment of Credit Suisse Group Senior Liabilities

(3)                                  Insert “Credit Suisse Group Finance (Delaware) LLC I”, “Credit Suisse Group Finance (Luxembourg) S.A.” or “Credit Suisse Group Finance (Guernsey) Limited”, as applicable.

[and being Solvent immediately before and after the time of payment. A certificate as to the solvency of the Guarantor by two persons, each being a managing director, director or other authorized officer or agent of the Guarantor or employees of the independent accountants of the Guarantor will, in the absence of manifest error be treated and accepted by the Guarantor, the Holders of Trust Preferred Securities and all other interested parties as correct and sufficient evidence thereof].

ARTICLE VI
TERMINATION

Section 6.01.                             Termination. This Guarantee shall terminate upon, and be of no further force and effect from the earlier of (i) full payment of the redemption price of all Trust Preferred Securities or purchase and cancellation of all Trust Preferred Securities or (ii) upon full payment of the Liquidation Distribution, plus any accumulated and unpaid Distributions thereon, plus Additional Amounts thereon, if any, as payable upon liquidation of the Trust. Notwithstanding the foregoing, this Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Trust Preferred Securities must return payment of any sums paid under the Trust Preferred Securities or under this Guarantee pursuant to (i) or (ii) above.

ARTICLE VII
INDEMNIFICATION

Section 7.01.                             Exculpation.

(a)                No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, liability, expense, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, liability, expense, damage or claim incurred by reason of such Indemnified Person’s negligence or willful misconduct with respect to such acts or omissions.

(b)               An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Trust Preferred Securities might properly be paid.

Section 7.02.                             Indemnification. The Guarantor agrees to pay to the Guarantee Trustee from time to time such compensation as shall be agreed to in writing between the Guarantor and the Guarantee Trustee for all services rendered by it hereunder and to reimburse the Guarantee Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee

(including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith. The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense (including taxes other than taxes based on the income of any such Indemnified Person) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the Guarantor, notify the Guarantor in writing of the commencement thereof; provided that, failure to give such prompt notice shall not impair the obligations of the Guarantor hereunder except to the extent that such failure to provide notice materially prejudices the Guarantor. The Guarantor shall be entitled to appoint counsel of the Guarantor’s choice at the Guarantor’s expense to represent the Indemnified Persons in any action for which indemnification is sought; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Persons. The Guarantor will not, without the prior written consent of the Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

The obligations of the Guarantor under this Section 7.02 shall survive the termination of this Guarantee or the earlier resignation or removal of the Guarantee Trustee.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.                             Successors and Assigns. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Preferred Securities then outstanding.

Section 8.02.                             Amendments. Except for those changes (i) required under Section 5.01(a) above, which may be made unilaterally by the Guarantor without the consent of the Holders of the Trust Preferred Securities, or (ii) provided for in the last two sentences of this paragraph or the penultimate paragraph of this Section 8.02, this Guarantee may be modified by the Guarantor and the Guarantee Trustee only with the prior approval of the Holders of not less than a Majority in liquidation amount of the Trust Preferred Securities (excluding any Trust Preferred Securities held by the Guarantor or any of its Affiliates other than Trust Preferred Securities purchased or acquired by the Guarantor or its Affiliates in connection with transactions effected by or for the account of customers of the Guarantor or any of its Affiliates in connection with the distribution or trading of or market-making in connection with such securities and except that persons (other than Affiliates of the Guarantor) to whom the Guarantor or any of its subsidiaries have pledged Trust Preferred Securities may vote or consent with respect to such pledged securities pursuant to the terms of such pledge).

The Guarantor and the Guarantee Trustee may, at any time and from time to time, without the consent of the Holders of the Trust Preferred Securities, enter into one or more agreements supplemental hereto, in form satisfactory to the Guarantee Trustee, (i) to cure any ambiguity or correct any mistake, (ii) to correct or supplement any provision in this Guarantee that may be defective or inconsistent with any other provision of this Guarantee, (iii) to add to the covenants, restrictions or obligations of the Guarantor for the benefit of the Holders of the Trust Preferred Securities or to surrender any right or power conferred upon the Guarantor under this Guarantee, (iv) to evidence the succession of another entity to the Guarantor and the assumption by any such successor of the covenants of the Guarantor stated herein, (v) to modify or supplement any provision in this Guarantee to give effect to any provision made invalid by any changes in the Investment Company Act, the Trust Indenture Act or the rules or regulations of either such Act or any other applicable law, (vi) to modify, eliminate and add to any provision of this Guarantee to such extent as may be necessary or desirable, or (vii) in connection with the creation of any series of Trust Preferred Securities and the establishment of the particular terms thereof; provided that no such amendment made in reliance upon clause (vi) above shall have a material adverse effect on the rights, preferences or privileges of the Holders of the Trust Preferred Securities; provided, further that no such amendment made in reliance upon clause (v) shall cause any provision in the Trust Agreement to become invalid or shall have a material adverse effect on the interests of the Holders of the Trust Preferred Securities. Except as provided in the preceding sentence, Sections 4.01, 4.02, [4.07] and the form of Exhibit A may not be amended without the prior approval of each Holder of the Trust Preferred Securities.

Any amendment to reduce the aggregate liquidation amount of Trust Preferred Securities whose Holders must consent to an amendment as provided in the preceding paragraph must be approved by each Holder of Trust Preferred Securities.

Any amendment hereof in accordance with this Section 8.02 shall be binding on all Holders.

The Guarantee Trustee shall be entitled to receive, and shall be fully protected in relying upon, a written opinion of counsel stating that the execution of any amendment pursuant to this Section 8.02 is authorized or permitted by this Guarantee, stating that all requisite consents have been obtained or that no consents are required and stating that such amendment constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to customary exceptions. Subject to the preceding sentence, the Guarantee Trustee shall sign such amendment if the same does not adversely affect the rights of the Guarantee Trustee. The Guarantee Trustee may, but shall not be obligated to, execute any such amendment that affects the Guarantee Trustee’s own rights, duties or immunities under this Guarantee or otherwise.

Section 8.03.                             Judgment Currency Indemnity.

(a)                If, for the purposes of obtaining judgment in any court, it is necessary to convert an amount due from the Guarantor under any provision of this Guarantee to a currency other than U.S. dollars, the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures JPMorgan Chase Bank, N.A., could purchase such other currency with U.S. dollars at its New York office on the second Business Day preceding the day on which final judgment is given.

(b)               The obligations of the Guarantor in respect of any amount due to the Guarantee Trustee or any Holders under this Agreement shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by the Guarantee Trustee or such Holders, as the case may be, of any amount adjudged to be so due in such other currency the Guarantee Trustee or such Holders, as the case may be, may in accordance with normal banking procedures purchase U.S. dollars with such other currency.

(c)                If the amount of U.S. dollars so purchased is less than the amount originally due to the Guarantee Trustee or such Holders, as the case may be, in U.S. dollars, the Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Guarantee Trustee or such Holders, as the case may be, against such loss.

(d)               If the amount of dollars so purchased exceeds the amount originally due to the Guarantee Trustee or such Holders, as the case may be, in U.S. dollars, the Guarantee Trustee and such Holders agree to remit any remaining amount to the Guarantor.

Section 8.04.                             Assignment of the Guarantor. The Guarantor may not assign its obligations under the Guarantee, except in the case of a merger or consolidation where the Guarantor is not the surviving entity, or a sale, lease or other transfer of substantially all of its assets, and then only to the entity which is the survivor of such merger or consolidation or the purchaser in such sale and which expressly assumes the obligations of the Guarantor hereunder.

Section 8.05.                             Notices. All notices provided for in this Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a)                If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below:

JPMorgan Chase Bank, N.A.

4 New York Plaza

15th Floor

New York, New York 10004

Attention: Worldwide Securities Services

(b)               If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Trust Preferred Securities):

Credit Suisse Group

Paradeplatz 8, P.O. Box 1
CH 8070 Zurich, Switzerland
Attention: General Counsel

Telephone:  +41 44 212 1616

With copies to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Craig B. Brod, David I. Gottlieb

Telephone: 212-225-2650, 212-225-2654

(c)                If given to any Holder of Trust Preferred Securities, at the address set forth on the books and records of the Trust. All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 8.06.                             GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.07.                             Submission to Jurisdiction. Any claim or proceeding brought by the Guarantee Trustee on behalf of Holders or a Holder to enforce the obligations of the Guarantor hereunder shall be brought exclusively in a court of competent jurisdiction in the State of New York. Any claim or proceeding relating to the application of Articles II and III, and the definitions of terms as used therein, including, without limitation, any claims, counter-claims and cross-claims asserted against the Guarantee Trustee in connection therewith, shall be brought in a court of competent jurisdiction in the State of New York.

This GUARANTEE is executed as of the day and year first above written.

CREDIT SUISSE GROUP, as Guarantor

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
as Guarantee Trustee

By:
Name:
Title:

EXHIBIT A

[FORM OF GUARANTOR’S CERTIFICATE]